Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES AND EXCHANGE ACT OF 1934

As of the date hereof, STERIS plc, a public limited company incorporated under the laws of Ireland, and its subsidiaries have three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: ordinary shares of STERIS plc and 2.700% Notes due 2031 and 3.750% Notes due 2051 of STERIS Irish Finco Unlimited Company, an Irish public unlimited company and indirect and wholly-owned subsidiary of STERIS plc (“STERIS Irish Finco”), which are guaranteed by, among others, STERIS plc.

DESCRIPTION OF SHARE CAPITAL
The following is a summary of the terms and provisions of STERIS plc’s share capital. The rights of STERIS plc shareholders are governed by the laws of Ireland and STERIS plc’s Amended Memorandum and Articles of Association, as amended (the “STERIS Constitution”). This summary is qualified by reference to the STERIS Constitution and applicable provisions of Irish law to which we have referred you.
Capital Structure
The rights of and restrictions applicable to the ordinary shares are prescribed in the STERIS Constitution, subject to the Companies Act 2014 of Ireland (as amended or superseded from time to time) (the “Irish Companies Act”).
Authorized Share Capital
STERIS plc has an authorized share capital of (1) $550,000 divided into (a) 500,000,000 ordinary shares of $0.001 each and (b) 50,000,000 preferred shares of $0.001 each, plus (2) €25,000 divided into 25,000 deferred ordinary shares of €1.00 each.
The authorized share capital of €25,000 divided into 25,000 deferred ordinary shares of €1.00 each listed above has been allotted in order to satisfy minimum statutory capital requirements for all Irish public limited companies. Any holder of these deferred ordinary shares is not entitled to receive any dividend or distribution, to attend, speak or vote at any general meeting, and has no effective rights to participate in the assets of STERIS plc.
Under the STERIS Constitution, STERIS plc may issue shares up to its maximum authorized share capital. The authorized share capital may be increased or reduced by a resolution approved by a simple majority of the votes cast at a general meeting of the shareholders, referred to under Irish law as an “ordinary resolution”.
Under Irish law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the constitution or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. The STERIS Constitution authorizes our board of directors (our “Board”), to allot shares of STERIS plc with an aggregate par value amount up to the maximum of its authorized but unissued share capital without shareholder approval until March 27, 2024. The authority to issue preferred shares provides us with the flexibility to consider and respond to future business needs and opportunities as they arise from time to time, including in connection with capital raising, financing and acquisition transactions or opportunities.
Under the STERIS Constitution, our Board is authorized to issue preferred shares on a non-pre-emptive basis, with discretion as to the terms attaching to the preferred shares, including as to voting, dividend and conversion rights and priority relative to other classes of shares with respect to dividends and upon a liquidation. As described in the preceding paragraph, this authority extends until March 27, 2024, at which time it will expire unless renewed by our shareholders.

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The STERIS Constitution permits our Board, without shareholder approval, to determine the terms of any preferred shares that we may issue.
Irish law does not recognize fractional shares held of record. Accordingly, the STERIS Constitution does not provide for the issuance of fractional ordinary shares, and our official Irish share register does not reflect any fractional shares.

Under the STERIS Constitution, subject to the Irish Companies Act, our Board (or an authorized committee of our Board) is authorized to approve the allotment, issue, grant and disposal of, or otherwise deal with, shares, options, equity awards, rights over shares, warrants, other securities and derivatives (including unissued shares) in or of STERIS plc to such persons, at such times and on such terms as it thinks fit (including specifying the conditions of allotment of shares for the purposes of the Irish Companies Act).
Preemptive Rights
Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, STERIS plc has opted to dis-apply these preemption rights in the STERIS Constitution in respect of shares of STERIS plc with an aggregate par value amount up to the maximum of its authorized but unissued share capital.
Irish law requires this disapplication to be renewed at least every five years by 75% of the votes cast at a general meeting of shareholders, referred to under Irish law as a “special resolution”. If the disapplication is not renewed, shares issued for cash must be offered to existing shareholders of STERIS plc on a pro rata basis to their existing shareholdings before the shares may be issued to any new shareholders.
Statutory preemption rights do not apply: (i) where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition), (ii) to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or (iii) where shares are issued pursuant to an employee stock option or similar equity plan.
Dividends
Under Irish law, STERIS plc is able to declare dividends and make distributions only out of “distributable profits”. Distributable profits are the accumulated realized profits of STERIS plc that have not previously been utilized in a distribution or capitalization less accumulated realized losses that have not previously been written off in a reduction or reorganization of capital, and include reserves created by way of a reduction of capital. In addition, no distribution or dividend may be paid or made by STERIS plc unless the net assets of STERIS plc are equal to, or exceed, the aggregate of STERIS plc’s called up share capital plus its undistributable reserves and the distribution does not reduce STERIS plc’s net assets below such aggregate. Undistributable reserves include the undenominated capital, the capital redemption reserve fund and the amount by which STERIS plc’s accumulated unrealized profits that have not previously been utilized by any capitalization exceed STERIS plc’s accumulated unrealized losses that have not previously been written off in a reduction or reorganization of capital.
The determination as to whether STERIS plc has sufficient distributable profits to fund a dividend must be made by reference to its “relevant financial statements.” The “relevant financial statements” will be either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Irish Companies Act, which give a “true and fair view” of STERIS plc’s unconsolidated financial position and accord with accepted accounting practice.
The mechanism as to who declares a dividend and when a dividend shall become payable is governed by the STERIS Constitution. The STERIS Constitution authorizes our Board to declare interim dividends without shareholder approval if it considers that the financial position of STERIS plc justifies such payment. Our Board may also recommend a dividend to be approved and declared by the shareholders at a general meeting. No dividend

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issued may exceed the amount recommended by our Board. The STERIS Constitution provides that dividends may be paid in cash, property or paid-up shares.
Except as otherwise provided by the rights attached to the shares, all shares will carry a pro rata entitlement to the receipt of dividends. Unless provided for by the rights attached to an ordinary share, no dividend or other monies payable by STERIS plc in respect of an ordinary share shall bear interest.

If a dividend cannot be paid to a STERIS plc shareholder or otherwise remains unclaimed, our Board may pay it into a separate STERIS plc account and STERIS plc will not be a trustee in respect thereof. A dividend that remains unclaimed for a period of twelve years after the payment date will be forfeited and will revert to STERIS plc.
Share Repurchases, Redemptions and Conversions
Repurchases and Redemptions
The STERIS Constitution provides that STERIS plc may purchase its own shares and redeem outstanding redeemable shares. Under Irish law, shares can only be purchased or redeemed out of: (i) distributable reserves; or (ii) the proceeds of a new issue of shares made for the purpose of the purchase or redemption.
Under the Irish Companies Act, a company may purchase its own shares either (i) “on-market” on a recognized stock exchange, which includes the New York Stock Exchange (the “NYSE”); or (ii) “off-market” (i.e., otherwise than on a recognized stock exchange).
For STERIS plc to make “on-market” purchases of its ordinary shares, shareholders must provide general authorization to the company to do so by way of an ordinary resolution. For so long as a general authority is in force, no additional shareholder authority for a particular “on-market” purchase is required. Such authority can be given for a maximum period of five years before it requires to be renewed, and must specify: (i) the maximum number of shares that may be purchased; and (ii) the maximum and minimum prices that may be paid for the shares by specifying particular sums or providing a formula.
For an “off-market” purchase, the proposed purchase contract must be authorized by special resolution of the shareholders before the contract is entered into.
Separately, STERIS plc can redeem (as opposed to purchase) its redeemable shares once permitted to do so by the STERIS Constitution (without the requirement for additional shareholder authority).
The STERIS Constitution provides that, unless our Board determines otherwise, any ordinary share that STERIS plc has agreed to acquire shall be automatically converted into a redeemable share. Accordingly, for purposes of the Irish Companies Act, unless our Board determines otherwise, the purchase of ordinary shares by STERIS plc will technically be effected as a redemption of those shares. If the STERIS Constitution did not contain such provision, purchases of ordinary shares by STERIS plc would require to be effected as “on-market” or “off-market” purchases, as described above.
Repurchased and redeemed shares may be cancelled or held as treasury shares, provided that the par value of treasury shares held by STERIS plc at any time must not exceed 10% of STERIS plc’s company capital (consisting of the aggregate of all amounts of par value plus premium paid for STERIS plc shares, plus certain other sums that may be credited as such).
Purchases by Subsidiaries
Under Irish law, a subsidiary of STERIS plc may purchase the shares of STERIS plc either “on-market” or “off-market,” provided such purchases are authorized by the shareholders of STERIS plc as outlined above. The redemption option is not available to a subsidiary of STERIS plc.

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The number of ordinary shares held by STERIS plc’s subsidiaries at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the par value of the issued share capital. While a subsidiary holds any of our shares, it cannot exercise voting rights in respect of those shares. The acquisition of our ordinary shares by a subsidiary must be funded out of distributable profits of the subsidiary.

STERIS plc cannot exercise any rights in respect of any treasury shares. Treasury shares can either be held in treasury, re-issued “on-market” or “off-market” or cancelled. Depending on the circumstances of their acquisition, treasury shares may be held indefinitely or require to be cancelled after one or three years. The re-issue of treasury shares requires to be made pursuant to a valid and subsisting shareholder authority given by way of a special resolution.
Consolidation and Division; Subdivision
Under the Irish Companies Act, STERIS plc may, by ordinary resolution, consolidate and divide all or any of its share capital into shares of larger par value than its existing shares, or subdivide its shares into smaller amounts.
Reduction of Share Capital
STERIS plc may reduce its share capital by way of a court approved procedure that also requires approval by special resolution of STERIS plc’s shareholders at a general meeting.
Lien on Shares, Calls on Shares and Forfeiture of Shares
The STERIS Constitution provides that STERIS plc will have a first and paramount lien on every share that is not a fully paid up share for an amount equal to the unpaid portion of such share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made, the shares may be forfeited. STERIS plc will not have a lien on any fully paid shares. These provisions are customary in the constitution of an Irish public company limited by shares.
General Meetings of Shareholders
STERIS plc must hold its annual general meeting within the nine month period beginning with the day following its accounting reference date (which is its accounting year end of March 31).
In addition to any Securities and Exchange Commission mandated resolutions, the business of STERIS plc’s annual general meeting is required to include: (i) the consideration of STERIS plc’s statutory financial statements, (ii) the review by the shareholders of STERIS plc’s affairs, (iii) the election and reelection of directors in accordance with the STERIS Constitution, (iv) the appointment or reappointment of the Irish statutory auditors, (v) the authorization of the directors to approve the remuneration of the statutory auditors and (vi) the declaration of dividends (other than interim dividends).
The STERIS Constitution provides that our Board may convene general meetings of the shareholders at any place they so designate. All general meetings, other than annual general meetings, are referred to as “extraordinary general meetings” at law. If a general meeting is held outside Ireland, STERIS plc has a duty, at its expense, to make all necessary arrangements to ensure that shareholders can by technological means participate in any such meeting without leaving Ireland.
The STERIS Constitution requires that notice of an annual general meeting of shareholders must be delivered to the shareholders at least 21 clear days and no more than 60 clear days before the meeting. Shareholders must be notified of all general meetings (other than annual general meetings) at least 14 clear days and no more than 60 clear days prior to the meeting (provided that, in the case of an extraordinary general meeting for the passing of a special resolution, at least 21 clear days’ notice is required in accordance with the Irish Companies Act). Notice periods for general meetings can be shortened if all shareholders entitled to attend and vote at the meeting agree to hold the

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meeting at short notice. “Clear days” means calendar days and excludes: (i) the date on which a notice is given or a request received and (ii) the date of the meeting itself.

Calling Special Meetings of Shareholders
The STERIS Constitution provides that general meetings of shareholders may be called on the order of our Board. Under Irish law, one or more shareholders representing at least 10% of the paid up share capital of STERIS plc carrying voting rights have the right to requisition the holding of an extraordinary general meeting.
Serious Loss of Capital
If the directors of STERIS plc become aware that the assets of STERIS plc are half or less of the amount of STERIS plc’s called up share capital, the directors must convene an extraordinary general meeting of STERIS plc not later than 28 days after the earliest day on which that fact is known to a director (and the general meeting must be convened for a date not later than 56 days from that day). The meeting must be convened for the purpose of considering whether any, and if so what, measures should be taken to address the situation.
Quorum for Meetings of Shareholders
Under the STERIS Constitution, holders of at least a simple majority of the shares issued and entitled to vote at a general meeting, shall constitute a quorum. The necessary quorum at a separate general meeting of the holders of any class of shares shall be holders of at least a simple majority of that class of shares issued and entitled to vote.
Voting Rights
Under the STERIS Constitution, each holder of the ordinary shares is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. The holder of the deferred ordinary shares is not entitled to a vote. No voting rights shall be exercised in respect of any shares held as treasury shares. Any shares held by the subsidiaries will count as treasury shares for this purpose, and such subsidiaries cannot therefore exercise any voting rights in respect of those shares.
All resolutions at an annual general meeting or other general meeting will be decided on a poll. On a poll every shareholder who is present, in person or by proxy, at the general meeting, is entitled to one vote for every ordinary share held by such shareholder. On a separate general meeting of the holders of any class of shares, all votes will be taken on a poll and each holder of shares of the class will, on a poll, have one vote in respect of every share of that class held by such shareholder.
Under the Irish Companies Act and the STERIS Constitution, certain matters require “ordinary resolutions,” which must be approved by at least a majority of the votes cast, in person or by proxy, by shareholders at a general meeting, and certain other matters require “special resolutions,” which require the affirmative vote of at least 75% of the votes cast, in person or by proxy, by shareholders at a general meeting. An ordinary resolution is needed (among other matters) to: remove a director; provide, vary or renew the directors’ authority to allot shares and to appoint directors (where appointment is by shareholders). A special resolution is needed (among other matters) to: alter a company’s constitution, exclude statutory preemptive rights on allotment of securities for cash (up to five years); reduce a company’s share capital; re-register a public company as a private company (or vice versa); and approve a scheme of arrangement.
The chairman at a general meeting has a casting vote if equal votes are cast for and against a resolution on a poll.
Cumulative voting is not recognized under Irish law.
Shareholder Action by Written Consent

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Under Irish law, a public limited company’s shareholders can pass a resolution by written consent.

Variation of Rights Attaching to a Class of Shares
Under the STERIS Constitution and the Irish Companies Act, any variation of class rights attaching to our issued shares must be approved by a special resolution of our shareholders of the affected class or with the consent in writing of the holders of 75% of all the votes of that class of shares. Acquisitions
Shareholder Approval of Merger or Consolidation
Irish law recognizes the concept of a statutory merger in three situations: (i) a domestic merger where an Irish private limited company merges with another Irish company (not being a public limited company) under Part 9 of the Irish Companies Act; (ii) a domestic merger where an Irish public limited company merges with another Irish company under Part 17 of the Irish Companies Act and (iii) a cross border merger, where an Irish company merges with another company based in the European Economic Area under the European Communities (Cross Border Merger) Regulations 2008 of Ireland.
Under Irish law and subject to applicable U.S. securities laws and NYSE rules and regulations, where STERIS plc proposes to acquire another company, approval of STERIS plc’s shareholders is not required under Irish law, unless effected as a direct domestic merger or direct cross-border merger as referred to above or unless it involves the issuance of new shares or other securities carrying voting rights, which: (i) would otherwise trigger the mandatory bid requirements under the Irish Takeover Panel Act 1997, Takeover Rules 2013 (the “Irish Takeover Rules”) as described below or (ii) would constitute a “reverse takeover” under the Irish Takeover Rules. A “reverse takeover” means a transaction whereby STERIS plc acquires securities of another company or a business or assets of any kind and pursuant to which it is, or may be, obliged to increase by more than 100% its then existing issued share capital carrying voting rights.
Under Irish law, where another company proposes to acquire STERIS plc, the requirement for the approval of the shareholders of STERIS plc depends on the method of acquisition.
Statutory Scheme of Arrangement
Under Irish law, a statutory scheme of arrangement is a procedure whereby the target company makes a proposal (i.e., the scheme) to its shareholders to: (i) transfer their shares to the bidder or (ii) cancel their shares, in each case in exchange for the relevant consideration to be provided by the bidder, with the result that the bidder will become the 100% owner of the target. A scheme requires the approval of a majority in number of the registered shareholders of each class of the target’s shares affected, representing 75% of the shares of each class, present in person or by proxy at a meeting of shareholders, together with the sanction of the High Court of Ireland (the “High Court”).
Once approved by the requisite shareholder majority, sanctioned by the High Court and becoming effective, all shareholders are bound by the terms of the scheme. Dissenting shareholders have the right to appear at the High Court hearing and make representations in objection to the scheme.
Takeover Offer
Under a takeover offer, a bidder will make a general offer to the target shareholders to acquire their shares. The offer must be conditional on the bidder acquiring, or contracting to acquire (whether pursuant to the offer or otherwise), shares conferring more than 50% of the voting rights of the target, albeit the percentage will typically be set higher to enable the bidder to trigger statutory squeeze-out rights and require any non-accepting shareholders to sell and transfer their shares on the terms of the offer.

In the case of a takeover offer for STERIS plc, where a bidder has acquired or contracted to acquire not less than 80% of the shares to which the offer relates, the bidder may, under the Irish Companies Act, require any non-accepting shareholders to sell and transfer their shares on the terms of the offer. In such circumstances, a non-accepting shareholder has the right to apply to the High Court for an order permitting him, or her, to retain his, or

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her, shares or to vary the terms of the offer as they pertain to him or her (including a variation such as to require payment of a cash consideration).
Statutory Mergers
It is also possible for STERIS plc to be acquired by way of a domestic or cross-border statutory merger, as described above. Such mergers must be approved by a special resolution of shareholders and sanctioned by the High Court. If the consideration being paid to shareholders is not all in the form of cash, dissenting shareholders may be entitled to require that their shares be acquired for cash.
Asset Sales/Business Combinations
The STERIS Constitution provides that an ordinary resolution of the shareholders of STERIS plc is required for certain transactions relating to the sale of all or substantially all of the property or assets of STERIS plc other than to members of STERIS’s group of companies.
Disclosure of Interests in Shares
Under the Irish Companies Act, there is a notification requirement for persons who acquire or cease to be interested in 3% of the voting share capital of an Irish public limited company, or any class thereof. “Interested” is broadly defined and includes direct and indirect holdings, beneficial interests and, in some cases, derivative interests. Furthermore, a person’s interests are aggregated with the interests of certain related persons and entities (including controlled companies). A person must notify STERIS plc if, as a result of a transaction, that person will be interested in 3% or more of STERIS plc’s ordinary shares or if, as a result of a transaction, a person who was interested in more than 3% of STERIS plc’s ordinary shares ceases to be so interested. Where a person is interested in more than 3% of STERIS plc’s ordinary shares, any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to STERIS plc.
The relevant percentage figure is calculated by reference to the aggregate par value of STERIS plc’s ordinary shares in which the person is interested as a proportion of the entire par value of STERIS plc’s ordinary share capital. Where the percentage level of the person’s interest does not amount to a whole percentage, this figure may be rounded down to the previous whole number. All such disclosures should be notified to STERIS plc within five business days of the transaction or the alteration that gives rise to the notification requirement.
Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any of STERIS plc’s ordinary shares held by such person shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person so affected may apply to the High Court for relief.
In addition to the above disclosure requirement, under the Irish Companies Act, STERIS plc may, by notice in writing, require a person whom it knows or has reasonable cause to believe to be (or at any time during the three years immediately preceding the date on which such notice is issued to have been) interested in shares comprised in STERIS plc’s share capital: (i) to indicate whether or not it is the case and (ii) where such person holds, or has during that time held, an interest in STERIS plc’s shares, to give such further information as STERIS plc may require, including particulars of such person’s own past or present interests in the shares. Any information given in response to the notice is required to be given in writing within such reasonable time as STERIS plc may specify in the notice.

Where such a notice is served by STERIS plc on a person who is or was interested in STERIS plc’s shares and that person fails to give STERIS plc any of the requested information within the reasonable time specified, STERIS plc may apply to the High Court for an order directing that the affected shares be made subject to certain restrictions. Under the Irish Companies Act, the restrictions that may be placed on the shares by the High Court are as follows:

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•any transfer of those shares, or, in the case of unissued shares, any transfer of the right to be issued with shares and any issue of shares, shall be void;
•no voting rights shall be exercisable in respect of those shares;
•no further shares shall be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and
•no payment shall be made of any sums due from STERIS plc on those shares, whether in respect of capital or otherwise.
Where the shares are subject to these restrictions, the High Court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions
Irish Takeover Rules
STERIS plc is subject to the Irish Takeover Rules, which regulate the conduct of takeovers of, and certain other relevant transactions affecting, Irish public limited companies listed on certain stock exchanges, including the NYSE. The Irish Takeover Rules are administered by the Irish Takeover Panel, which has supervisory jurisdiction over such transactions. Among other matters, the Irish Takeover Rules operate to ensure that no offer is frustrated or unfairly prejudiced and, in the case of multiple bidders, that there is a level playing field. For example, pursuant to the Irish Takeover Rules, our Board will not be permitted, without shareholder approval, to take certain actions that might frustrate an offer for STERIS plc once our Board has received an approach that may lead to an offer or has reason to believe an offer is, or may be, imminent.
A transaction in which a third party seeks to acquire 30% or more of our voting rights and any other acquisitions of our securities will be governed by the Irish Takeover Rules and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.
General Principles
The Irish Takeover Rules are built on the following General Principles which will apply to any transaction regulated by the Irish Takeover Panel: (i) in the event of an offer, all holders of securities of the target company must be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected; (ii) the holders of securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of directors of the target company must give its views on the effects of the implementation of the offer on employment, employment conditions and the locations of the target company’s place of business; (iii) a target company’s board of directors must act in the interests of that company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer; (iv) false markets must not be created in the securities of the target company, the bidder or any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted; (v) a bidder can only announce an offer after ensuring that he or she can fulfill in full the consideration offered, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration; (vi) a target company may not be hindered in the conduct of its affairs longer than is reasonable by an offer for its securities and (vii) a “substantial acquisition” of securities, whether such acquisition is to be effected by one transaction or a series of transactions, shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid
Under certain circumstances, a person who acquires shares, or other voting securities, of a company may be required under the Irish Takeover Rules to make a mandatory cash offer for the remaining outstanding voting securities in that company at a price not less than the highest price paid for the securities by the acquiror, or any parties acting in concert with the acquiror, during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of securities would increase the aggregate holding of an acquiror, including the holdings of any parties acting in concert with the acquiror, to securities representing 30% or more of the voting rights in a

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company, unless the Irish Takeover Panel otherwise consents. An acquisition of securities by a person holding, together with its concert parties, securities representing between 30% and 50% of the voting rights in a company would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person, together with its concert parties, would increase by 0.05% within a 12-month period. Any person, excluding any parties acting in concert with the holder, holding securities representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.
Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements
If a person makes a voluntary offer to acquire our outstanding ordinary shares, the offer price must not be less than the highest price paid for our ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, taking into account the General Principles, believes it is appropriate to do so.
If the bidder or any of its concert parties has acquired our ordinary shares: (i) during the 12-month period prior to the commencement of the offer period that represent more than 10% of our total ordinary shares or (ii) at any time after the commencement of the offer period, the offer must be in cash or accompanied by a full cash alternative and the price per ordinary share must not be less than the highest price paid by the bidder or its concert parties during, in the case of (i), the 12-month period prior to the commencement of the offer period or, in the case of (ii), the offer period. The Irish Takeover Panel may apply this Rule to a bidder who, together with its concert parties, has acquired less than 10% of our total ordinary shares in the 12-month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.
An offer period will generally commence from the date of the first announcement of the offer or proposed offer.
Substantial Acquisition Rules
The Irish Takeover Rules also contain rules governing substantial acquisitions of shares and other voting securities which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of the company. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of the company is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of the company and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.
Rights of Dissenting Shareholders
Irish law provides for dissenters’ rights in the following situations:
(i) Statutory Scheme of Arrangement

In the case of a takeover of STERIS by scheme of arrangement under the Irish Companies Act which has been approved by the requisite majority of shareholders, dissenting shareholders have the right to appear at the High Court hearing and make representations in objection to the scheme.
(ii) Takeover Offer
In the case of a takeover offer for STERIS plc, where a bidder has acquired or contracted to acquire not less than 80% of the shares to which the offer relates, the bidder may, under the Irish Companies Act, require any non-accepting shareholders to sell and transfer their shares on the terms of the offer. In such circumstances, a non-accepting shareholder has the right to apply to the High Court for an order permitting him, or her, to retain his, or

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her, shares or to vary the terms of the offer as they pertain to him or her (including a variation such as to require payment of a cash consideration).
(iii) Statutory Mergers
In the case of a domestic or cross-border statutory merger, as described above, which has been approved by the requisite majority of shareholders, if the consideration being paid to shareholders is not all in the form of cash, dissenting shareholders may be entitled to require that their shares be acquired for cash.
Anti-Takeover Measures
Frustrating Action
Under the Irish Takeover Rules, our Board is not permitted to take any action that might frustrate an offer for our shares once our Board has received an approach that may lead to an offer or has reason to believe that such an offer is or may be imminent, subject to certain exceptions. Potentially actions such as: (i) the issue of shares, options, restricted share units or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any earlier time during which our Board has reason to believe an offer is or may be imminent. Exceptions to this prohibition are available where: (i) the action is approved by our shareholders at a general meeting or (ii) the Irish Takeover Panel has given its consent, where: (a) it is satisfied the action would not constitute frustrating action; (b) our shareholders holding more than 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting; (c) the action is taken in accordance with a contract entered into prior to the announcement of the offer, or any earlier time at which our Board considered the offer to be imminent or (d) the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.
Insider Dealing
The Irish Takeover Rules also provide that no person, other than the bidder, who is privy to confidential price-sensitive information concerning an offer made in respect of the acquisition of a company (or a class of securities) or a contemplated offer shall deal in relevant securities of the target during the period from the time at which such person first has reason to suppose that such an offer, or an approach with a view to such an offer being made, is contemplated to the time of (i) the announcement of such offer or approach or (ii) the termination of discussions relating to such offer, whichever is earlier.
Duration; Dissolution; Rights upon Liquidation
The duration of STERIS plc is unlimited. STERIS plc may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding up, a special resolution of shareholders is required. STERIS plc may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure if it has failed to file certain returns. STERIS plc may also be dissolved by the Director of Corporate Enforcement in Ireland where our affairs have been investigated by an inspector and it appears from the report or any information obtained by the Director of Corporate Enforcement that STERIS plc should be wound up.

If the STERIS Constitution contains no specific provisions in respect of a dissolution or winding up, then, subject to the priorities of any creditors, the assets will be distributed to our shareholders in proportion to the paid-up par value of the shares held. The STERIS Constitution contains no specific provisions in respect of a winding up, but the rights of the shareholders may be subject to the rights of any preference shareholders to participate under the terms of any series or class of preferred shares.
Uncertificated Shares

NAI-1518297615v4

Exhibit 4.5

Shares of STERIS plc may be held in either certificated or uncertificated form.
No Sinking Fund
The ordinary shares have no sinking fund provisions.

DESCRIPTION OF NOTES
The following description of (1) 2.700% Senior Notes due 2031 (the “2031 Notes”) and (2) 3.750% Senior Notes Due 2051 (the “2051 Notes,” and together with the 2031 Notes, the “Notes”) of STERIS Irish Finco is only a summary of the material provisions of the Notes and the base indenture, dated April 1, 2021, among STERIS Irish FinCo, the guarantors party thereto and U.S. Bank National Association, as trustee (the “base indenture”), and the first supplemental indenture, dated April 1, 2021, among STERIS Irish FinCo, the guarantors party thereto and U.S. Bank National Association, as trustee (the “first supplemental indenture,” and, together with the base indenture, the “indenture”). The 2031 Notes and the 2051 Notes each have been issued as a separate series and do not together have any class voting rights.
This summary is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act of 1939 (the “TIA”), and to all of the provisions of the indenture and those terms made a part of the indenture by reference to the TIA. Reference is made to the indenture for a complete description of the terms and provisions of the Notes, as well as any other capitalized terms used herein for which no definition has been provided.
In this description, the word “Issuer” refers only to STERIS Irish FinCo, and the words “we”, “us”, “our”, “Parent” and “STERIS” refer only to STERIS plc, and not to any of the subsidiaries of STERIS plc.
As of the date hereof, $675,000,000 aggregate principal amount of the 2031 Notes were issued and outstanding and $675,000,000 aggregate principal amount of the 2051 Notes were issued and outstanding.
General
The 2031 Notes will mature on March 15, 2031. The interest rate of the 2031 Notes is 2.700% per year, and interest is paid on each March 15 and September 15, beginning September 15, 2021 and the regular record dates for interest payments will be every March 1 and September 1.
The 2051 Notes will mature on March 15, 2051. The interest rate of the 2051 Notes is 3.750% per year, and interest is paid on each March 15 and September 15, beginning September 15, 2021 and the regular record dates for interest payments will be every March 1 and September 1.
Interest on the Notes accrues from the date of original issuance of the Notes or, if interest has already been paid on the Notes, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest payment date of the Notes falls on a date that is not a business day, the payment is made on the next business day, and no interest shall accrue on the amount of interest due on that interest payment date for the period from and after such interest payment date to the next business day. The Notes are only in registered form without coupons in minimum denominations of $150,000 and any integral multiple of $1,000 above that amount. Each of the 2031 Notes and the 2051 Notes is represented by a global certificate registered in the name of a nominee of The Depository Trust Company (“DTC”) as described in the indenture.
The indenture does not contain any limitations on the amount of additional debt that we and our subsidiaries, including the Issuer, may incur. Other than restrictions described under “—Merger, Consolidation or Sale of Assets” below, the indenture does not contain any covenants or other provisions designed to afford holders of the Notes protection in the event of a highly leveraged transaction involving us or if our credit rating declines as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect your investment in us.

NAI-1518297615v4

Exhibit 4.5

The trustee, through its corporate trust office in Saint Paul, Minnesota, will act as the Issuer’s paying agent and security registrar in respect of the Notes. The current location of such corporate trust office is 60 Livingston Avenue, Saint Paul, Minnesota 55107. So long as the Notes are issued in the form of global certificates, payments of principal, interest and premium, if any, will be made by the Issuer through the paying agent to DTC. Neither the trustee, the paying agent, nor the security registrar (if each different than the trustee) and none of their respective agents or employees, will have any responsibility or liability for the payment of amounts to beneficial owners of the Notes, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.
The Notes initially will be guaranteed, jointly and severally, on a senior unsecured basis, by STERIS plc , STERIS Limited, a private limited company organized under the laws of England and Wales, and STERIS Corporation, an Ohio corporation (collectively, with any future guarantors, the “Guarantors”). If, in the future, any of STERIS’ subsidiaries incurs indebtedness or guarantees obligations under any Material Credit Facility, any such subsidiary would be required to also guarantee the Notes on a senior unsecured basis pursuant to the covenant set forth under “—Future guarantors.”
The obligations of each Guarantor under its guarantee are designed to be limited as necessary to prevent any such guarantee from constituting a fraudulent conveyance under applicable law and, therefore, will be expressly limited to the maximum amount that such Guarantor could guarantee without such guarantee constituting a fraudulent conveyance. This limitation, however, may not be effective to prevent such guarantee from constituting a fraudulent conveyance. In addition, if a guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its guarantee could be reduced to zero.
Each Guarantor that makes a payment under its guarantee will be entitled upon payment in full of all guaranteed obligations under the indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

The guarantee of a Guarantor will be automatically and unconditionally released and discharged:

•(1) in the case of a Subsidiary Guarantor, upon the sale, transfer or other disposition (including by way of consolidation or merger) of such Subsidiary Guarantor, other than to the Parent or a subsidiary of the Parent and as permitted by the indenture;
(2) in the case of a Subsidiary Guarantor, upon the sale, transfer or other disposition of all or substantially all the assets of such Subsidiary Guarantor, other than to the Parent or a subsidiary of the Parent and as permitted by the indenture;
(3) in the case of a Subsidiary Guarantor, at such time as such Subsidiary Guarantor is no longer a borrower under or no longer guarantees any Material Credit Facility;
(4) upon the legal defeasance or covenant defeasance of the Notes, as provided under “—Defeasance and covenant defeasance” or the discharge of the Issuer’s obligations under the indenture in accordance with the terms of the indenture;
(5) as described under “—Modification and waivers”; or
(6) in the case of the Parent, if the Issuer ceases for any reason to be a subsidiary of the Parent; provided that all guarantees and other obligations of the Parent in respect of all other indebtedness under any Material Credit Facility of the Issuer terminate upon the Issuer ceasing to be a subsidiary of the Parent; provided further that this clause (6) shall not apply if the Issuer ceases to be a subsidiary of the Parent as a result of the merger or consolidation of the Issuer with and into another subsidiary of the Parent as permitted by the indenture; and

NAI-1518297615v4

Exhibit 4.5

•upon such Guarantor delivering to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent provided for in the indenture relating to such transaction or release have been complied with.
In the case of clause (3) above, subject to the covenant set forth under “—Future guarantors,” in the event that any released Subsidiary Guarantor thereafter borrows money, incurs or guarantees indebtedness under any Material Credit Facility, such former Subsidiary Guarantor will again provide a guarantee.

The Notes and the related guarantees will be senior unsecured obligations of the Issuer and the Guarantors, respectively, and will be equal in priority with all other unsecured and unsubordinated indebtedness of the Issuer and the Guarantors, respectively, from time to time outstanding, including, as applicable, under existing unregistered Notes and borrowings under certain credit facilities. We have the ability to issue indenture securities with terms different from the Notes and, without the consent of the holders thereof, to reopen each series of Notes and issue additional Notes of such series. The Notes will not be entitled to the benefit of any sinking fund.
The 2031 Notes and the 2051 Notes are each listed on the New York Stock Exchange and are traded under the trading symbols “STE/31” and “STE/51,” respectively.

Payment of additional amounts

All payments made by or on behalf of the Issuer under or with respect to any Notes (or by any Guarantor with respect to any related guarantee) will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatever nature (including related penalties, interest and other liabilities) (“Taxes”), unless the Issuer (or such Guarantor) is required to withhold or deduct such Taxes by law. If the Issuer (or any Guarantor) is so required to withhold or deduct from any payment made under or with respect to the Notes any amount for or on account of any Taxes imposed under (1) any jurisdiction in which the Issuer (or any Guarantor) is then incorporated, organized, engaged in business or resident for tax purposes or any political subdivision or taxing authority or agency thereof or therein or (2) any jurisdiction from or through which payment is made by or on behalf of the Issuer (or any Guarantor) (including the jurisdiction of any paying agent for the Notes) or any political subdivision or taxing authority or agency thereof or therein (each of (1) and (2), a “Taxing Jurisdiction”), the Issuer (or such Guarantor) will pay to each holder such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder and beneficial owner of the Notes (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder or beneficial owner would have received if such Taxes had not been withheld or deducted; provided, however, no Additional Amounts will be payable to a holder with respect to:

•any Taxes that would not have been imposed but for the existence of any actual or deemed present or former connection between the holder or the beneficial owner of the Notes (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, the relevant holder or beneficial owner, if the holder or beneficial owner is an estate, a nominee, trust, partnership or corporation) and the relevant Taxing Jurisdiction (including being a resident of such jurisdiction for Tax purposes), other than the holding of such Note, the enforcement of rights under such Note or under a guarantee or the receipt of any payments in respect of such Note or guarantee;
•any Taxes imposed as a result of the presentation of a Note for payment (in cases in which presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder (except to the extent that the holder would have been entitled to Additional Amounts had the Note been presented on the last day of such 30-day period);
•any estate, inheritance, gift, sales, personal property, transfer or similar Taxes;

NAI-1518297615v4

Exhibit 4.5

•any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes or any related guarantee;
•any Taxes imposed or withheld by reason of the failure of the holder or beneficial owner of Notes to comply with any reasonable written request of the Issuer or the relevant Guarantor, addressed to the holder and made at least 60 days before any such withholding or deduction would be made, to satisfy any certification, identification, information or other reporting requirements, whether required by statute, treaty, regulation or administrative practice of a Taxing Jurisdiction, as a precondition to exemption from, or reduction in the rate of deduction or withholding of, Taxes imposed by the Taxing Jurisdiction (including, without limitation, a certification that the holder or beneficial owner is not resident in the Taxing Jurisdiction), but in each case, only to the extent the holder or beneficial owner is not legally prohibited from complying with such request;
•any Tax imposed on or with respect to any payment by the Issuer or the relevant Guarantor to the holder if such holder is a fiduciary or partnership or person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the actual holder of Notes;
•any Taxes imposed pursuant to Sections 1471-1474 of the United States Internal Revenue Code of 1986, as amended, and the U.S. Treasury regulations thereunder (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction implementing, or relating to, FATCA or any law, regulation or official guidance enacted or issued in any jurisdiction with respect thereto; or
•any combination of the above items.
In addition to the foregoing, the Issuer and the Guarantors will also pay and indemnify the holders for any present or future stamp, issue, registration, court or documentary Taxes, or any other excise or property Taxes, charges or similar levies (including penalties, interest and any other reasonable expenses related thereto) which are levied by any Taxing Jurisdiction on the execution, delivery, issuance, registration or enforcement of, or the receipt of payments with respect to, any of the Notes, the indenture, any related guarantee or any other document or instrument referred to therein (other than on or in connection with a transfer of the Notes other than the initial resale of the Notes).

Special mandatory redemption
On January 12, 2021, STERIS plc and certain of its affiliates entered into an Agreement and Plan of Merger, as amended (the “Acquisition Agreement”) with Cantel Medical Corp., a Delaware corporation (“Cantel”), that contemplates the acquisition (the “Acquisition”) by STERIS plc, directly or indirectly, of all of the equity interests of Cantel, or its successor (which will have converted into a limited liability company immediately after the Pre-Closing Merger (as defined in the Acquisition Agreement), pursuant to the Acquisition Agreement. If the Acquisition is not consummated, or the Acquisition Agreement is terminated, in each case, on or prior to April 12, 2022 (each, a “Special Mandatory Redemption Event”), the Issuer will be required to redeem all of the 2031 Notes then outstanding on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price. Notice of a special mandatory redemption will be mailed (or otherwise delivered to holders in accordance with the procedures of DTC) promptly after the occurrence of the Special Mandatory Redemption Event (and in any event no later than 2:00 p.m., New York City time, on the fifth business day immediately following such event) to the trustee and each holder of the 2031 Notes. In the event that the Issuer has insufficient funds to redeem all of the 2031 Notes then outstanding on the Special Mandatory Redemption Date, the Parent shall, on behalf of the Issuer, acquire, or cause to be acquired, all such 2031 Notes in accordance with the indenture.

NAI-1518297615v4

Exhibit 4.5

Optional redemption
The 2031 Notes and the 2051 Notes will be redeemable, in whole, at any time, or in part, from time to time, at the Issuer’s option on or after December 15, 2030 and September 15, 2050, respectively (each an “Applicable Par Call Date”), upon not less than 10 days nor more than 60 days written notice by mail prior to the date fixed for redemption thereof, for cash, at a redemption price, plus accrued and unpaid interest to, but not including, the redemption date (subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date), equal to the greater of:
1. 100% of the principal amount of such Notes being redeemed on that redemption date, or
2.the sum of the present values of the remaining scheduled payments of principal and interest thereon that would have been due if the 2031 Notes and the 2051 Notes had matured on the Applicable Par Call Date, not including accrued and unpaid interest, to, but not including, the date of redemption, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus the Applicable Spread for such series.
On or after the Applicable Par Call Date, the 2031 Notes and the 2051 Notes will be redeemable, in whole at any time or in part from time to time, at the Issuer’s option, for cash, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but not including, the redemption date (subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date).
“Applicable Spread” means (i) with respect to the 2031 Notes, 20 basis points and (ii) with respect to the 2051 Notes, 25 basis points.

“Comparable Treasury Issue” means, with respect to each series of Notes, the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of such series of Notes to be redeemed (assuming for this purpose that such series of Notes matured on the Applicable Par Call Date), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.
“Comparable Treasury Price” means, with respect to any redemption date for a series of Notes to be redeemed, (i) the average of the applicable Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such applicable Reference Treasury Dealer Quotations, or (ii) if the Issuer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.
“Independent Investment Banker” means, with respect to each series of Notes, one of the Reference Treasury Dealers, as selected by us, or, if such firms are unwilling or unable to select the applicable Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.
“Reference Treasury Dealer” means, with respect to each series of Notes, each of (i) J.P. Morgan Securities LLC, BofA Securities, Inc. and Citigroup Global Markets Inc. or their respective successors; provided, however, that if either of the foregoing shall cease to be a primary United States Government securities dealer in the United States (a “Primary Treasury Dealer”), the Issuer shall substitute therefor another Primary Treasury Dealer; and (ii) any two other Primary Treasury Dealers selected by us.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for a series of Notes to be redeemed, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue for such series of Notes to be redeemed (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on (i) the third business day preceding such redemption date or (ii) in the case of a redemption in connection with a legal defeasance, covenant defeasance or discharge with respect to the Notes, on the third business day preceding the date the deposit is made with the trustee.

NAI-1518297615v4

Exhibit 4.5

“Treasury Yield” means, with respect to any redemption date applicable to a series of Notes, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue for such series of the Notes to be redeemed on such redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.
A notice of redemption shall be sent by the Issuer (or, at the Issuer’s written request, by the trustee on the Issuer’s behalf) to each holder of Notes of the particular series to be redeemed (in the case of global notes, electronically through the procedures of DTC) not less than 10 nor more than 60 days in advance of the redemption date (except that such notice may be greater than 60 days in the case of a redemption in connection with a legal defeasance, covenant defeasance or discharge with respect to such Notes). Such notice of redemption shall specify the principal amount of Notes to be redeemed, the CUSIP and ISIN numbers of the Notes to be redeemed, the date fixed for redemption, the redemption price, the place or places of payment and that payment will be made upon presentation and surrender of such Notes. Notice of any redemption of the 2031 Notes or 2051 Notes prior to the Applicable Par Call Date need not set forth the redemption price but only the manner of calculation thereof. The Issuer will give the trustee notice, in writing, of the amount of the redemption price for any such redemption promptly after the calculation thereof, and the trustee shall have no responsibility for such calculation.
Once notice of redemption is sent to holders, the Notes called for redemption will become due and payable on the redemption date at the redemption price, plus interest accrued to, but not including, the redemption date. On or before 10:00 a.m., New York City time, on the redemption date, the Issuer will deposit with the trustee or with one or more paying agents (if other than the trustee) an amount of money sufficient to redeem on the redemption date all of such Notes so called for redemption at the appropriate redemption price, together with accrued interest to, but not including, the date fixed for redemption. Unless the Issuer defaults in payment of the redemption price, plus interest accrued to the redemption date, commencing on the redemption date interest on such Notes called for redemption will cease to accrue and holders of such Notes will have no rights with respect to such Notes except the right to receive the redemption price and any unpaid interest to, but not including, the redemption date.
Notice of any redemption of Notes may, at the Issuer’s discretion, be given subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in the Parent or another entity). If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived on or prior to the business day immediately preceding the relevant redemption date. The Issuer shall notify holders of any such rescission as soon as practicable after the Issuer determines that such conditions precedent will not be able to be satisfied or the Issuer is not able or willing to waive such conditions precedent.

If fewer than all of the 2031 Notes or 2051 Notes are being redeemed, the trustee will select such Notes to be redeemed pro rata, by lot or by any other method the trustee in its sole discretion deems fair and appropriate, in accordance with DTC’s procedures. Notes of $150,000 principal amount or less will not be redeemed in part. Upon surrender of any Note redeemed in part, the holder will receive a new Note equal in principal amount to the unredeemed portion of the surrendered Note.
In addition, the Issuer may at any time purchase the 2031 Notes or the 2051 Notes by tender, in the open market or by private agreement, subject to applicable law.
Tax redemption
The Issuer may redeem the 2031 Notes or the 2051 Notes, in whole but not in part, at its discretion at any time upon giving not less than 10 nor more than 60 days’ prior notice to the holders of such Notes (which notice will be irrevocable and given in accordance with the procedures described in “—Optional redemption”), at a redemption price equal to 100% of the aggregate principal amount thereof, together with accrued and unpaid interest, if any, to but not including the redemption date, and all Additional Amounts, if any, then due and which will become due on the redemption date as a result of the redemption or otherwise, if on the next date on which any amount would be payable in respect of such Notes, the Issuer (or any Guarantor with respect to any guarantee) is or would be required

NAI-1518297615v4

Exhibit 4.5

to pay Additional Amounts, and the Issuer (or any Guarantor with respect to any guarantee) cannot avoid any such payment obligation by taking reasonable measures available to it (including, without limitation, making payment through a paying agent located in another jurisdiction or, in the case of a payment by any Guarantor, by having such payment be made by the Issuer or another Guarantor that can make such payment without the obligation to pay Additional Amounts), and the requirement arises as a result of:
1.any amendment to, or change in, the laws or any regulations or rulings promulgated thereunder of a relevant Taxing Jurisdiction which change or amendment is announced and becomes effective on or after the issue date of the Notes (or, if the applicable Taxing Jurisdiction became a Taxing Jurisdiction on a date after the issue date of the Notes, such later date); or
2.any amendment to, or change in, an official written interpretation or application of such laws, regulations or rulings (including by virtue of a holding, judgment or order by a court of competent jurisdiction or a change in published administrative practice) which amendment or change is announced and becomes effective on or after the issue date of the Notes (or, if the applicable Taxing Jurisdiction became a Taxing Jurisdiction on a date after the issue date of the Notes, such later date) (each of the foregoing clauses (1) and (2), a “Change in Tax Law”).
The Issuer will not give any such notice of redemption earlier than 60 days prior to the earliest date on which the Issuer (or any Guarantor with respect to any guarantee) would be obligated to make such payment of Additional Amounts if a payment in respect of such Notes were then due, and the obligation to pay Additional Amounts must be in effect at the time such notice is given. Prior to the delivery of any notice of redemption of such Notes pursuant to the foregoing, the Issuer will deliver to the trustee (a) an officer’s certificate stating that the obligation to pay such Additional Amounts cannot be avoided by the Issuer (or any Guarantor with respect to any guarantee) taking reasonable measures available to it; and (b) a written opinion of independent tax counsel qualified under the laws of the relevant Taxing Jurisdiction to the effect that the Issuer (or any Guarantor with respect to any guarantee) has or will become obligated to pay such Additional Amounts as a result of a Change in Tax Law.
The trustee will accept and shall be entitled to rely on such officer’s certificate and opinion of counsel as sufficient evidence of the existence and satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the holders.
Change of control triggering event

Upon the occurrence of a Change of Control Triggering Event, unless the Issuer has exercised its right to redeem the Notes as described above under “—Optional redemption,” the indenture provides that each holder of Notes will have the right to require the Issuer to repurchase all or a portion of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), for cash, at a repurchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, on the amount repurchased to, but not including, the date of repurchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or, at the Issuer’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Issuer is required to send a notice to each holder of Notes (in the case of global notes, electronically through the procedures of DTC), with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the repurchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”). The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders of Notes electing to have Notes repurchased pursuant to a Change of Control Offer will be required to surrender their Notes to the paying agent as specified in the notice, or transfer their Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

NAI-1518297615v4

Exhibit 4.5

The Issuer will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer.

“Change of Control” means the occurrence of any one of the following:

•the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Parent and its subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than the Parent or one of its subsidiaries;
•the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person (including any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding Voting Stock of the Parent or any other Voting Stock into which the Voting Stock of the Parent is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;
•the Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Parent (or any other Voting Stock into which the Voting Stock of the Parent is reclassified, consolidated, exchanged or changed) is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Parent (or any other Voting Stock into which the Voting Stock of the Parent is reclassified, consolidated, exchanged or changed) outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction;
•the Parent ceases to own, directly or indirectly, 100% of the outstanding capital stock of the Issuer; or
•the adoption of a plan relating to the liquidation or dissolution of the Parent.
Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under the second clause above if (i) the Parent becomes a direct or indirect wholly owned subsidiary of a holding company and (ii) the holders having ultimate beneficial ownership of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders having beneficial ownership of the Parent’s Voting Stock immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Fitch” means Fitch, Inc., or any of its successors and assigns that is a Nationally Recognized Statistical Rating Organization.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P) and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch) and the equivalent investment grade rating from any replacement Rating Agency or Rating Agencies appointed by us.

“Moody’s” means Moody’s Investors Service, Inc., or any of its successors and assigns that is a Nationally Recognized Statistical Rating Organization.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act.

NAI-1518297615v4

Exhibit 4.5

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Rating Agency” means each of Moody’s, S&P and Fitch; provided that if any of Moody’s, S&P or Fitch ceases to provide rating services to issuers or investors, the Parent may appoint a replacement that is a Nationally Recognized Statistical Rating Organization for such Rating Agency.

“Rating Event” means:

•if the Notes are rated Investment Grade by at least two of the three Rating Agencies on the first day of the Trigger Period, the Notes cease to be rated Investment Grade by at least two of the three Rating Agencies on any date during the Trigger Period, or
•if the Notes are not rated Investment Grade by at least two of the three Rating Agencies on the first day of the Trigger Period, the Notes are downgraded by at least one rating category (e.g., from BB+ to BB or Ba1 to Ba2) from the applicable rating of the Notes on the first day of the Trigger Period by at least two of the three Rating Agencies on any date during the Trigger Period;
provided that if, on the first day of any Trigger Period, the Notes are not rated by at least two of the three Rating Agencies, a Rating Event shall be deemed to have occurred.

“S&P” means Standard & Poor’s Ratings Services or any of its successors or assigns that is a Nationally Recognized Statistical Rating Organization.

“Trigger Period” means the period commencing 60 days prior to the first public announcement by us of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change).

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Limitation on liens
The indenture provides that the Parent will not, and will not permit any of its subsidiaries to, create, incur, issue, assume or guarantee any debt secured by a Lien (other than Permitted Liens) upon any of its property or assets (other than Unrestricted Margin Stock), or any shares of stock or evidences of indebtedness issued by any of its subsidiaries and owned by the Parent or by any other of its subsidiaries, owned on or after the date of issuance of the Notes, without making effective provision to secure all of the Notes, equally and ratably with any and all other debt secured thereby, so long as any of such other debt shall be so secured.
Limitation on sale and leaseback transactions

The indenture provides that the Parent will not, and will not permit any subsidiary to, enter into any arrangement with any person providing for the leasing by the Parent or any subsidiary of any Property that has been or is to be sold or transferred by the Parent or such subsidiary to such person, with the intention of taking back a lease of such Property (a “Sale and Leaseback Transaction”) unless either:

•within 12 months after the receipt of the proceeds of the sale or transfer, the Parent or any subsidiary apply an amount equal to the greater of the net proceeds of the sale or transfer or the fair value (as determined in good faith by the Parent’s board of directors) of such Property at the time of such sale or transfer to the prepayment or retirement (other than any mandatory prepayment or retirement) of Senior Funded Debt; or

NAI-1518297615v4

Exhibit 4.5

•the Parent or such subsidiary would be entitled, at the effective date of the sale or transfer, to incur debt secured by a Lien on such Property in an amount at least equal to the Attributable Debt in respect of the Sale and Leaseback Transaction, without equally and ratably securing the Notes pursuant to the covenant described under “—Limitation on Liens.”
The foregoing restriction in the paragraph above will not apply to any Sale and Leaseback Transaction (i) for a term of not more than three years including renewals; (ii) between the Parent and a subsidiary or between subsidiaries; provided that the lessor is the Parent or a wholly owned subsidiary; or (iii) entered into within 270 days after the later of the acquisition or completion of construction of the subject Property.

Future guarantors
The Parent is required to cause each subsidiary that becomes a borrower under, incurs or guarantees indebtedness under any Material Credit Facility to, within 30 days, (A) execute and deliver to the trustee a supplemental indenture in form satisfactory to the trustee pursuant to which such subsidiary shall guarantee all of the Issuer’s obligations under the Notes and the indenture with respect to the Notes and (B) deliver to the trustee an opinion of counsel to the effect that (i) such supplemental indenture and guarantee of the Notes has been duly executed and authorized and (ii) such supplemental indenture and guarantee of the Notes constitutes a valid, binding and enforceable obligation of such subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws and except insofar as enforcement thereof is subject to general principles of equity. Any such guarantee of the Notes shall be equal (“pari passu”) or senior in right of payment with the guarantee or other obligation giving rise to the obligation to guarantee the Notes.
Merger, consolidation or sale of assets
The Issuer may, without the consent of the holders of any outstanding Notes (including any additional Notes), consolidate with or sell, lease or convey all or substantially all of its properties or assets to, or merge with or into, any other Person, provided that:
1.the Issuer is the continuing Person or, alternatively, the successor Person formed by or resulting from such consolidation or merger, or the Person that receives the transfer of such properties or assets (the “Successor Issuer”), is a corporation or limited liability company or similar entity organized under the laws of England and Wales, any member state of the European Economic Area or any state of the United States or the District of Columbia and expressly assumes by means of a supplemental indenture the obligations of the Issuer under the Notes;
2.immediately after giving effect to such transaction, no event of default and no event that, after notice or the lapse of time, or both, would become an event of default has occurred and is continuing;
3.each Guarantor (unless it is the other party to the transactions described above, in which case the second succeeding paragraph shall apply) shall have by means of a supplemental indenture confirmed that its guarantee shall apply to the Successor Issuer’s obligations under the indenture and the Notes; and
4.an officer’s certificate and legal opinion are delivered to the trustee, each stating that the consolidation, merger, conveyance or transfer complies with clauses (1), (2) and (3) above.
The Successor Issuer will succeed to, and be substituted for, the Issuer, and may exercise all of the rights and powers of the Issuer, under the indenture. In such a case, the Issuer will be relieved of all obligations and covenants under the Notes and the indenture, provided, that in the case of a lease of all or substantially all of the properties or assets of the Issuer, the Issuer will not be released from the obligation to pay the principal of and premium, if any, and interest on the Notes.

NAI-1518297615v4

Exhibit 4.5

In addition, each Guarantor may, without the consent of the holders of any outstanding Notes (including any additional Notes), consolidate with or sell, lease or convey all or substantially all of its properties or assets to, or merge with or into, any other Person, provided that:
1.such Guarantor is the continuing Person or, alternatively, the successor Person formed by or resulting from such consolidation or merger, or the Person that receives the transfer of such properties or assets (the “Successor Guarantor”), is a corporation or limited liability company or similar entity organized under the laws of England and Wales, any member state of the European Economic Area or any state of the United States or the District of Columbia and expressly assumes by means of a supplemental indenture the obligations of such Guarantor under its guarantee; provided, that this clause shall not apply to any transaction in which the other party thereto is the Issuer or another Guarantor;
2.immediately after giving effect to such transaction, no event of default and no event that, after notice or the lapse of time, or both, would become an event of default has occurred and is continuing; and
3.an officer’s certificate and legal opinion are delivered to the trustee, each stating that the consolidation, merger, conveyance or transfer complies with clauses (1) and (2) above.
Any Guarantor whose guarantee is to be released in accordance with the terms of such guarantee shall not be required to comply with clause (1) of the immediately preceding paragraph.
The Successor Guarantor will succeed to, and be substituted for, such Guarantor, and may exercise all of the rights and powers of such Guarantor, under the indenture. In such a case, such Guarantor will be relieved of all obligations and covenants under the Notes and the indenture, provided, that in the case of a lease of all or substantially all of the properties or assets of a Guarantor, such Guarantor will not be released from its Note guarantee.
Events of default
Each of the following is an “event of default” under the indenture with respect to each of the 2031 Notes and the 2051 Notes:
1.a default in any payment of interest or Additional Amounts, if any, on any Notes of such series when due, which continues for 30 days;
2.a default in the payment of principal of or premium, if any, on any Notes of such series when due at its stated maturity date, upon optional redemption or otherwise;
3.a failure by the Issuer to redeem all outstanding Notes following the occurrence of a Special Mandatory Redemption Event in conformity with the covenant set forth under “—Special mandatory redemption” or a failure by the Issuer to repurchase Notes of such series tendered for repurchase following the occurrence of a Change of Control Triggering Event in conformity with the covenant set forth in the indenture;
4.a failure by the Issuer or any Guarantor to comply with their other agreements contained in the indenture, which continues for 90 days after written notice thereof to the Issuer by the trustee or to the Issuer and the trustee by the holders of not less than 25% in principal amount of the outstanding Notes of such series (including any additional Notes of such series);
5.a default under any debt for money borrowed by the Issuer or any Guarantor that results in acceleration of the maturity of such debt, or failure to pay any such debt within any applicable grace period after final stated maturity, in an aggregate amount of the greater of (a) $150.0 million, or (b) 3.0% of Consolidated Total Assets, or in each case, its foreign currency equivalent, at the time without such debt having been discharged or acceleration having been rescinded or annulled (the cross acceleration provision”);

NAI-1518297615v4

Exhibit 4.5

6.various events in bankruptcy, insolvency or reorganization involving the Issuer, any Guarantor or any Significant Subsidiary (or any group of subsidiaries that, taken together, as of the date of the latest consolidated financial statements of Parent and its subsidiaries, would constitute a Significant Subsidiary); and
7.any guarantee of a Guarantor ceases to be in full force and effect (except as contemplated by the terms of the indenture) or is declared null and void in a judicial proceeding or any Guarantor denies or disaffirms its obligations under the indenture or its guarantee.
No event of default with respect to either the 2031 Notes or the 2051 Notes (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under any credit agreements that may be in existence from time to time. In addition, the occurrence of certain events of default or acceleration under the indenture may constitute an event of default under certain of the Issuer’s or the Guarantors’ other indebtedness that may be outstanding from time to time.
In the case of an event of default specified in clause (6) above occurs, all outstanding Notes will become due and payable immediately without further action or notice. If any other event of default as described herein shall have occurred and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Notes of a series may declare, by notice to the Issuer in writing (and to the trustee, if given by holders of such Notes) specifying the event of default, to be immediately due and payable the principal amount of all such Notes then outstanding, plus accrued and unpaid interest to the date of acceleration. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the outstanding Notes of such series may, under certain circumstances, rescind and annul such acceleration and waive such event of default if all events of default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture.
The indenture provides that the trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of Notes, unless such holders have offered (and if requested, provided) the trustee security or indemnity satisfactory to the trustee against the costs, expenses, claims, loss and liabilities which might be incurred by it in compliance with such request or direction. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding Notes of the affected series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the Notes of such series.
No holder of any Note of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•that holder has previously given written notice to the trustee of a continuing event of default with respect to the Notes of that series; and
•the holders of at least 25% in principal amount of the outstanding Notes of that series shall have made written request to the trustee, and offered (and if requested, provided) indemnity or security satisfactory to the trustee, to institute proceedings in respect of such event of default in its own name as trustee under the indenture, and the trustee has not received from the holders of a majority in principal amount of the outstanding Notes of that series a direction inconsistent with such written request and has failed to institute such proceeding within 60 days after receipt of such notice, request and offer of indemnity or security.
Generally, the holders of a majority in principal amount of the outstanding Notes of a series (including any additional Notes of such series) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The trustee may, however, refuse to follow any direction that conflicts with law or the indenture.

NAI-1518297615v4

Exhibit 4.5

If a default occurs and is continuing under the indenture and is actually known to a responsible officer of the trustee, the trustee must mail to each holder notice of the default within 90 days after it becomes actually known to a responsible officer of the trustee. Except in the case of a default in the payment of principal or premium, if any, or interest on any Note, the trustee may withhold notice if the trustee determines in good faith that withholding notice is not opposed to the interests of the holders (it being understood that the trustee does not have an affirmative duty to determine whether any direction is prejudicial to any holder). Prior to taking any action under the indenture, the trustee will be entitled to, and if requested, be provided, indemnification or security satisfactory to it against any loss, liability, cost or expense caused by taking or not taking such action.
The Issuer will also be required to deliver to the trustee, within 120 days after the end of each fiscal year, an officer’s certificate indicating whether the signers of the certificate know of any default under the indenture that occurred during the previous year. In addition, the Issuer will be required to notify the trustee, in writing, within 30 days of any event that would constitute various defaults, their status and what action the Issuer is taking or proposes to take in respect of these defaults.
Modification and waivers
Modification and amendments of the indenture and the Notes may be made by the Issuer, the Guarantors and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Notes of a series; provided, however, that no such modification or amendment may, without the consent of each holder of the affected series of Notes then outstanding:
•change the stated maturity of the principal of, or installment of interest on, any Note;
•reduce the principal amount of, or the rate of interest on, any Notes;
•reduce any premium, if any, payable on the redemption or required repurchase of any Note or change the date on which any Note may be redeemed or required to be repurchased (which modification or amendment, only with respect to a Change of Control Triggering Event, is made after the time an offer to repurchase the Notes is required to have been made);
•change the coin or currency in which the principal of, premium, if any, or interest on any Note is payable;
•impair the right of any holder to institute suit for the enforcement of any payment of principal and interest (including Additional Amounts, if any) on such holder’s Notes on or after the due dates therefor;
•reduce the percentage in principal amount of the outstanding Notes, the consent of whose holders is required in order to amend, modify or supplement the indenture or the Notes;
•modify any of the provisions in the indenture regarding the waiver of past defaults and the waiver of certain covenants by the holders of Notes except to increase any percentage of consents required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each Note affected thereby;
•make any change to the provisions in the indenture relating to the guarantees by the Guarantors in any manner adverse to the holders of the Notes;
•make any change to the provisions in the indenture described under “—Payment of additional amounts” that adversely affects the right of any holder of such Notes in any material respect or amend the terms of such Notes in a way that would result in a loss of an exemption from any of the Taxes described thereunder or an exemption from any obligation to withhold or deduct Taxes so described thereunder unless the payor agrees to pay Additional Amounts, if any, in respect thereof; or
•modify any of the above provisions.

NAI-1518297615v4

Exhibit 4.5

The Issuer, the Guarantors and the trustee may, without the consent of any holders, modify or amend the terms of the indenture and the Notes with respect to the following:
•to cure any ambiguity, to correct any mistake, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision in the indenture, or to make other provisions in regard to matters or questions arising under the indenture;
•to evidence the succession of another Person to the Issuer or a Guarantor and the assumption by any such successor of the covenants, agreements, and obligations in the indenture and in the Notes in accordance with the indenture;
•to surrender any of the Issuer’s or the Guarantors’ rights or powers under the indenture or add to the Issuer’s or Guarantors’ covenants further covenants for the protection of the holders of both or either series of Notes;
•to add any additional events of default for the benefit of the holders of both or either series of Notes;
•to add Guarantors or co-obligors with respect to the Notes, or to release Guarantors from the guarantees of Notes in accordance with the terms of the indenture and the Notes;
•to add collateral security with respect to the Notes;
•to provide for uncertificated Notes in addition to or in place of certificated Notes;
•make any change that does not adversely affect the rights of any holder of Notes;
•to add or appoint a successor or separate trustee or other agent; or
•to comply with any requirement in connection with the qualification of the indenture under the TIA.
The holders of at least a majority in aggregate principal amount of the Notes of a series may, on behalf of the holders of all Notes of such series, waive compliance by the Issuer or any Guarantor with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding Notes of a series may, on behalf of the holders of all Notes of such series, waive any past default and its consequences under the indenture, except a default (1) in the payment of principal or premium, if any, or interest on the Notes or (2) in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each Note. Upon any such waiver, such default shall cease to exist and any event of default arising therefrom shall be deemed to have been cured for every purpose of the indenture; but no such waiver shall extend to any subsequent or other default or event of default or impair any rights consequent thereon.
Satisfaction and discharge
The Issuer may discharge its obligations under the indenture while the Notes of either series remain outstanding if the Notes of that series either have become due and payable or will become due and payable within one year (or are to be redeemed within one year) by depositing irrevocably with the trustee as trust funds, funds in U.S. dollars or certain U.S. Government obligations or a combination thereof, in an amount sufficient, in the opinion of a firm of nationally recognized certified public accountants, to pay the entire indebtedness including the principal and premium, if any, and interest to the date of such deposit (if such Notes have become due and payable) or to the maturity thereof or the date of redemption of such Notes, as the case may be, and paying all other amounts payable under the indenture.
Defeasance and covenant defeasance
The indenture provides that the Issuer may elect either (1) to defease and be discharged from any and all obligations with respect to the Notes (except for, among other things, certain obligations to replace temporary or mutilated, destroyed, lost or stolen Notes, to maintain an office or agency with respect to the Notes and to hold

NAI-1518297615v4

Exhibit 4.5

moneys for payment in trust) (“legal defeasance”) or (2) to be released from its obligations to comply with the restrictive covenants under the indenture, and any omission to comply with such obligations will not constitute a default or an event of default, and clauses (4), (5) and (7) under “—Events of default” will no longer be applied (“covenant defeasance”). Legal defeasance or covenant defeasance, as the case may be, will be conditioned upon, among other things, the irrevocable deposit by the Issuer with the trustee, in trust, of an amount in funds in U.S. dollars, or U.S. Government obligations or combination thereof, that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal or premium, if any, and interest on the Notes on the scheduled due dates therefor.
If the Issuer effects covenant defeasance with respect to a series of Notes and such Notes are declared due and payable because of the occurrence of any event of default other than under clauses (4), (5) or (7) of “—Events of default,” even if the amount in U.S. dollars, or U.S. Government obligations, or both, on deposit with the trustee is sufficient to pay amounts due on such Notes at the time of the stated maturity, it may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such event of default. However, the Issuer would remain liable to make payment of such amounts due at the time of acceleration.
To effect legal defeasance or covenant defeasance, the Issuer will be required to deliver to the trustee (i) an opinion of United States counsel that the deposit and related defeasance will not cause the holders and beneficial owners of the Notes of such series to recognize income, gain or loss for U.S. federal income tax purposes and such holders and beneficial owners will be subject to U.S. federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if such deposit and defeasance had not occurred (and, if the Issuer elects legal defeasance, that opinion of counsel must be based upon a ruling from the Internal Revenue Service or a change in law to that effect) and (ii) an opinion of Irish counsel that the deposit and related defeasance will not cause payments on the Notes of such series to be subject to Irish withholding tax in a manner different than would have been the case if such deposit and defeasance had not occurred.
The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.
Governing law

The indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value discounted at the rate of interest implicit in the terms of the lease (as determined in good faith by us) of the obligations of the lessee under such lease for net rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at our option, be extended).

“Consolidated Total Assets” means, as of any date of determination, the net book value of all assets of the Parent and its subsidiaries as shown in the most recent annual or quarterly consolidated balance sheet of the Parent.

“Credit Facilities” means (i) the Term Loan Agreement, dated as of March 19, 2021 (as further amended, supplemented or otherwise modified) among STERIS plc, STERIS Limited, STERIS Corporation, STERIS Irish FinCo Unlimited Company, each as borrower, the guarantors and lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, providing for a delayed draw senior unsecured term loan credit facility in an aggregate principal amount of up to $750,000,000, (ii) the Credit Agreement, dated as of March 19, 2021 (as further amended, supplemented or otherwise modified) among STERIS plc, STERIS Limited, STERIS Corporation, STERIS Irish FinCo Unlimited Company, each as borrower, the guarantors and lenders party thereto and JPMorgan Chase Bank,

NAI-1518297615v4

Exhibit 4.5

N.A., as administrative agent, providing for a senior unsecured revolving credit facility in an aggregate principal amount of up to $1,250,000,000 and (iii) the Term Loan Agreement, dated as of March 19, 2021 (as further amended, supplemented or otherwise modified) among STERIS plc, STERIS Limited, STERIS Corporation, STERIS Irish FinCo Unlimited Company, each as borrower, the guarantors and lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, providing for a senior unsecured term loan credit facility in an aggregate principal amount of up to $550,000,000.

“Existing Notes” means (x) STERIS Corporation’s (i) (A) 3.20% Senior Notes, Series A-1A, due December 4, 2022 in principal amount of $45,500,000, (B) 3.20% Senior Notes, Series A-1B, due December 4, 2022 in principal amount of $45,500,000, (C) 3.35% Senior Notes, Series A-2A, due December 4, 2024 in principal amount of $40,000,000, (D) 3.35% Senior Notes, Series A-2B, due December 4, 2024 in principal amount of $40,000,000, (E) 3.55% Senior Notes, Series A-3A, due December 4, 2027 in principal amount of $12,500,000 and (F) 3.55% Senior Notes, Series A-3B, due December 4, 2027 in principal amount of $12,500,000 issued under the Note Purchase Agreements, each dated as of December 4, 2012, as further amended, supplemented or otherwise modified (the “2012 Note Purchase Agreement”), by and among STERIS Corporation and the purchasers named therein; and (ii) (A) 3.45% Senior Notes, Series A-1, due May 14, 2025 in principal amount of $125,000,000, (B) 3.55% Senior Notes, Series A-2, due May 14, 2027 in principal amount of $125,000,000 and (C) 3.70% Senior Notes, Series A-3, due May 14, 2030 in principal amount of $100,000,000 issued under the Note Purchase Agreements, each dated as of May 15, 2015, as further amended, supplemented or otherwise modified (the “2015 Note Purchase Agreement”), by and among STERIS Corporation and the purchasers named therein and (y) STERIS Limited’s (A) 3.93% Senior Notes, Series A-1, due February 27, 2027 in principal amount of $50,000,000, (B) 1.86% Senior Notes, Series A-2, due February 27, 2027 in principal amount of €60,000,000, (C) 4.03% Senior Notes, Series A-3, due February 27, 2029 in principal amount of $45,000,000, (D) 2.04% Senior Notes, Series A-4, due February 27, 2029 in principal amount of €20,000,000, (E) 3.04% Senior Notes, Series A-5, due February 27, 2029 in principal amount of £45,000,000, (F) 2.30% Senior Notes, Series A-6, due February 27, 2032 in principal amount of €19,000,000 and (G) 3.17% Senior Notes, Series A-7, due February 27, 2032 in principal amount of £30,000,000 issued under the Note Purchase Agreements, each dated as of January 23, 2017, as further amended, supplemented or otherwise modified (the “2017 Note Purchase Agreement”), by and among STERIS Limited and the purchasers named therein.

“Funded Debt” means debt which matures more than one year from the date of creation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date or which is classified, in accordance with GAAP, as long-term debt on the consolidated balance sheet for the most-recently ended fiscal quarter (or if incurred subsequent to the date of such balance sheet, would have been so classified) of the person for which the determination is being made. Funded Debt does not include (1) obligations created pursuant to leases, (2) any debt or portion thereof maturing by its terms within one year from the time of any computation of the amount of outstanding Funded Debt unless such debt shall be extendable or renewable at the sole option of the obligor in such manner that it may become payable more than one year from such time, or (3) any debt for which money in the amount necessary for the payment or redemption of such debt is deposited in trust either at or before the maturity date thereof.

“GAAP” means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements, and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, forward contracts and other similar agreements.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Margin Stock” has the meaning provided in Regulation U.

NAI-1518297615v4

Exhibit 4.5

“Material Adverse Effect” means a material adverse effect on (a) the financial condition or results of operations of the Parent and its subsidiaries, taken as a whole, (b) the ability of the Issuer and the Guarantors, taken as a whole, to perform their obligations under the indenture or (c) the validity or enforceability of the indenture or the Notes.

“Material Credit Facility” means:

•the Credit Facilities, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof;
•the 2017 Note Purchase Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof;
•the 2015 Note Purchase Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof;
•the 2012 Note Purchase Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof;
•any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the issue date by the Parent or any of its subsidiaries, or in respect of which the Parent or any of its subsidiaries is an obligor or otherwise provides a guarantee or other credit support, in a principal amount outstanding or available for borrowing equal to or greater than $250,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency).
“Pending Transaction” means a pending acquisition (including, for the avoidance of doubt, the Acquisition) or investment, or refinancing, prepayment, repayment, redemption, repurchase, settlement, discharge or defeasance of existing indebtedness.

“Permitted Encumbrances” means:

•judgment liens;
•statutory and contractual Liens in favor of a landlord on real property leased or subleased by or to the Parent or any of its subsidiaries; provided that, if the lease or sublease is to the Parent or any of its subsidiaries, the Parent or such subsidiary, as applicable, is current with respect to payment of all rent and other amounts due to the lessor or sublessor under any lease or sublease of such real property, except where the failure to be current in payment would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect;
•banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and securities accounts and other financial assets maintained with a securities intermediary; provided that such deposit accounts or funds and securities accounts or other financial assets are not established or deposited for the purpose of providing collateral for any debt and are not subject to restrictions on access by the Parent or any of its subsidiaries in excess of those required by applicable banking regulations;
•Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Parent or any of its subsidiaries in the ordinary course of business;
•Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

NAI-1518297615v4

Exhibit 4.5

•Liens solely on any cash earnest money deposits made by the Parent or any of its subsidiaries in connection with any letter of intent or purchase agreement relating to an acquisition;
•Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Parent or any of its subsidiaries in the ordinary course of business and permitted by the indenture;
•options, put and call arrangements, rights of first refusal and similar rights relating to investments in joint ventures, partnerships and the like; and
•Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations (other than obligations in respect of debt) and trade-related letters of credit, in each case, outstanding on the issue date of the Notes or issued thereafter in and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit, banker’s acceptances or bank guarantees and the proceeds and products thereof.
“Permitted Liens” means:

(1)    Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(2)    other statutory, common law or contractual Liens incidental to the conduct of its business or the ownership of its property and assets that (A) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (B) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

(3)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(4)     pledges or deposits to secure the performance of bids, trade contracts and leases (other than debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(5)    Liens on property or assets to secure obligations owing to the Parent or any of its subsidiaries;

(6)    (A) purchase money Liens on fixed assets or for the deferred purchase price of property; provided that such Lien is limited to the purchase price and only attaches to the property being acquired, constructed or improved and, for the avoidance of doubt, proceeds thereof and (B) capital or finance leases;
(7)    easements, zoning restrictions or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of the Parent or any of its subsidiaries;

(8)    Liens existing on the issue date of the Notes;

(9)    Liens on Receivables Related Assets of a Receivables Subsidiary in connection with the sale of such Receivables Related Assets;

(10)    in addition to the Liens permitted herein, additional Liens, so long as the aggregate principal amount of all debt and other obligations of the Parent and its subsidiaries secured by such Liens, when taken together with, without duplication, the principal amount of all debt of subsidiaries that are not Guarantors, does not exceed an amount equal to 10.0% of the Consolidated Total Assets at the time such debt or other obligation is created or incurred;

(11)    Permitted Encumbrances;

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Exhibit 4.5

(12)    any Lien existing on any property or asset prior to the acquisition thereof by the Parent or any of its subsidiaries or existing on any property or assets of any Person at the time such Person becomes a subsidiary of the Parent after the issue date of the Notes; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a subsidiary of the Parent, as the case may be, and (ii) such Lien does not apply to any other property or assets of the Parent or any of its subsidiaries (other than Persons who becomes a subsidiary of the Parent in connection with such acquisition);

(13)    Liens arising in connection with any margin posted related to Hedge Agreements entered other than for speculative purposes;

(14)    any extension, renewal or replacement (or successive renewals or replacements) in whole or in part of any Lien referred to in clauses (6), (8), (10) and (12) of this definition; provided that (x) the principal amount of the obligations secured thereby shall be limited to the principal amount of the obligations secured by the Lien so extended, renewed or replaced (and, to the extent provided in such clauses, extensions, renewals and replacements thereof), (y) such Lien shall be limited to all or a part of the assets that secured the obligation so extended, renewed or replaced and (z) in the case of any extension, renewal or replacement (or successive renewals or replacements) in whole or in part of any Lien referred to in clause (10) of this definition such extension, renewal or replacement (or successive renewals or replacements) shall utilize basket capacity under such clause (10) prior to any excess amount not permitted thereunder being permitted under this clause (14);

(15)    Liens on the products and proceeds (including, without limitation, insurance condemnation and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, property subject to Liens under any of the clauses of this definition; and

(16)    Liens on the proceeds of indebtedness deposited with a trustee or paying agent (if other than the trustee) or otherwise segregated or held in trust or under an escrow or other funding arrangement with respect to a Pending Transaction prior to the consummation of such Pending Transaction.

“Permitted Receivables Facility” means an accounts receivable facility established by the Receivables Subsidiary and one or more of the Parent or its subsidiaries, whereby the Parent or its subsidiaries shall have sold or transferred the accounts receivables of the Parent or its subsidiaries to the Receivables Subsidiary which in turn transfers to a buyer, purchaser or lender undivided fractional interests in such accounts receivable, so long as (a) no portion of the debt or any other obligation (contingent or otherwise) under such Permitted Receivables Facility shall be guaranteed by the Parent or any of its subsidiaries (other than the Receivables Subsidiary), (b) there shall be no recourse or obligation to any of the Parent or its subsidiaries (other than the Receivables Subsidiary) whatsoever other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with such Permitted Receivables Facility that in the reasonable opinion of the Parent are customary for securitization transactions, and (c) none of the Parent or its subsidiaries (other than the Receivables Subsidiary) shall have provided, either directly or indirectly, any other credit support of any kind in connection with such Permitted Receivables Facility, other than as set forth in clause (b) of this definition.

“Property” means any property or asset, whether real, personal or mixed, including current assets, but excluding deposit or other control accounts, owned on the issue date of the Notes or thereafter acquired by the Parent or any of its subsidiaries.

“Receivables Related Assets” means, collectively, accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to receivables subject to the Permitted Receivables Facility, including interests in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guaranties, insurance proceeds, collections and proceeds of all of the foregoing.

NAI-1518297615v4

Exhibit 4.5

“Receivables Subsidiary” means a wholly-owned subsidiary of the Parent that has been established as a “bankruptcy remote” subsidiary for the sole purpose of acquiring accounts receivable under the Permitted Receivables Facility and that shall not engage in any activities other than in connection with the Permitted Receivables Facility.

“Regulation U” means Regulation U issued by the Board of Governors of the Federal Reserve System.

“Restricted Margin Stock” means Margin Stock owned by the Parent and its subsidiaries the value of which (determined as required under clause 2(i) of the definition of “Indirectly Secured” set forth in Regulation U) represents not more than 33% of the aggregate value (determined as required under clause (2)(i) of the definition of “Indirectly Secured” set forth in Regulation U), on a consolidated basis, of the property and assets of the Parent and its subsidiaries (excluding any Margin Stock) that is subject to the covenant described under “—Limitation on liens”.

“Senior Funded Debt” means all Funded Debt of the Parent and its subsidiaries (except Funded Debt, the payment of which is subordinated to the payment of the Notes).

“Significant Subsidiary” means any subsidiary of the Parent that constitutes a “significant subsidiary” under Regulation S-X promulgated by the Securities and Exchange Commission, as in effect from time to time.

“Subsidiary Guarantor” means any subsidiary of the Parent that becomes a guarantor under the indenture.

“Unrestricted Margin Stock” means any Margin Stock owned by the Parent or its subsidiaries which is not Restricted Margin Stock.

NAI-1518297615v4